Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 26, 2020
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended December 31, 2019 and 2018:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2019, reported net income was $5.8 million, or $.42 per diluted share, as compared to $4.4 million, or $.32 per diluted share, during the fourth quarter of 2018.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations (“FFO”), were $10.7 million, or $.78 per diluted share, during the fourth quarter of 2019, as compared to $10.8 million, or $.79 per diluted share, during the fourth quarter of 2018.

As reflected on the Supplemental Schedule, our financial results for the three-month period ended December 31, 2019 include a gain of $1.7 million, or $.12 per diluted share, related to the sale of the Kings Crossing II medical office building, as discussed below. After adjusting the reported results for the three-month period ended December 31, 2019 for the $1.7 million gain, our adjusted net income was $4.1 million, or $.30 per diluted share, during the fourth quarter of 2019, as compared to $4.4 million, or $.32 per diluted share, during the fourth quarter of 2018.

The decrease in our adjusted net income and FFO during the fourth quarter of 2019, as compared to the fourth quarter of 2018, was primarily due to the previously disclosed vacancies that occurred as of June 1, 2019 and September 30, 2019, at two hospital facilities located in Corpus Christi, Texas, and Evansville, Indiana, respectively. These two properties generated a combined net operating loss of $244,000 during the fourth quarter of 2019, as compared to generating combined net operating income of $361,000 during the fourth quarter of 2018. See below for additional disclosure regarding these properties.

Consolidated Results of Operations - Twelve-Month Periods Ended December 31, 2019 and 2018:

For the twelve-month period ended December 31, 2019, our reported net income was $19.0 million, or $1.38 per diluted share, as compared to $24.2 million, or $1.76 per diluted share, during the twelve-month period of 2018.

As calculated on the Supplemental Schedule, our FFO were $44.0 million, or $3.20 per diluted share, during the twelve-month period of 2019, as compared to $45.0 million, or $3.28 per diluted share, during the twelve-month period of 2018.

As reflected on the Supplemental Schedule, our financial results for the twelve-month period ended December 31, 2019 included a combined gain of $2.0 million, or $.14 per diluted share, related to the sale of the Kings Crossing II medical office building and the sale of a parcel of land located at one of our buildings.

Our financial results for the twelve-month period ended December 31, 2018 included $4.5 million, or $.33 per diluted share, of hurricane insurance recoveries in excess of damaged property write-downs received in connection with damage sustained from Hurricane Harvey which occurred in August, 2017.

Excluding the impact of these items from each respective twelve-month period, and as calculated on the Supplemental Schedule, our adjusted net income was $17.0 million, or $1.24 per diluted share, during the twelve-month period ended December 31, 2019, as compared to $19.7 million, or $1.43 per diluted share, during the twelve-month period ended December 31, 2018.

Our net income, adjusted net income and FFO for the twelve months ended December 31, 2018 included a net favorable impact of approximately $1.3 million, or $.10 per diluted share, related to the favorable impact from a lease termination agreement entered into during the second quarter of 2018 ($1.7 million, or $.12 per diluted share), partially offset by the unfavorable impact of the non-recurring repairs and remediation expenses incurred at one of our medical office buildings ($400,000, or $.02 per diluted share). In addition, our net income, adjusted net income and FFO during the twelve months ended December 31, 2018 included the favorable impact of approximately $1.2 million, or $.08 per diluted share, resulting from business interruption insurance recovery proceeds recorded during the twelve-month period ended December 31, 2018.  Included in this amount, which covered the period of late August, 2017 through June 30, 2018, was approximately $500,000, or $.04 per diluted share, related to the period of August, 2017 through December 31, 2017.

Dividend Information:

The fourth quarter dividend of $.685 per share, or $9.4 million in the aggregate, was declared on December 4, 2019 and paid on December 31, 2019.

Capital Resources Information:

At December 31, 2019, we had $213.0 million of borrowings outstanding pursuant to the terms of our $300 million credit agreement and $87.0 million of available borrowing capacity. The credit agreement has a scheduled maturity date of March, 2022, however, we have the option to extend the maturity date for up to two additional six-month periods.

Acquisition and Divestiture During the Fourth Quarter of 2019:

In November, 2019, we acquired the Bellin Health Family Medicine Center located in Escanaba, Michigan for a purchase price of approximately $5.1 million.  This building, which consists of approximately 18,600 rentable square feet, is 100% leased under the terms of a triple net lease with a remaining initial lease term of approximately eight years, with four, five-year renewal options.

In December, 2019, we sold the Kings Crossing II medical office building, located in Kingwood Texas for a sale price of approximately $2.5 million, net of closing costs. This divestiture resulted in a $1.7 million gain which is included in our financial results for the three and twelve months ended December 31, 2019.

Lease Expirations/Vacancies of Two Hospital Facilities:

As disclosed in our Form 10-K for the year ended December 31, 2018, and our Forms 10-Q for each of the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, the tenants in two of our hospital facilities had provided notice to us that they did not intend to renew the leases upon the scheduled expiration of the respective facilities. The combined revenues generated from the leases on these two hospital facilities comprised approximately 2% of our consolidated revenues during each of the years ended December 31, 2018 and 2017.

The leases on these two hospital facilities, located in Evansville, Indiana, and Corpus Christi, Texas, expired on May 31, 2019 and June 1, 2019, respectively. The Evansville, Indiana hospital tenant entered into a short-term lease with us (which commenced on June 1, 2019 and expired on September 30, 2019), at a substantially increased lease rate as compared to the original lease rate. The lease revenue generated from this facility amounted to $1.4 million during the twelve-month period ended December 31, 2019, as compared to $714,000 during the twelve-month period ended December 31, 2018 pursuant to the terms of the original lease. The tenant that occupied the hospital in Evansville, Indiana, vacated the property on September 30, 2019 and the tenant that occupied the hospital in Corpus Christi, Texas, vacated the property on June 1, 2019.

We are marketing each property for lease to new tenants. However, should these properties remain owned and vacant for an extended period of time, or should we experience decreased lease rates on future leases, as compared to prior/expired lease rates, or incur substantial renovation costs to make the properties suitable for other operators/tenants, our future results of operations could be materially unfavorably impacted.

New Construction Projects:

Behavioral Health Hospital - Clive, Iowa

In late July, 2019, a wholly-owned subsidiary of ours entered into an agreement to build and lease a newly constructed 108-bed behavioral health care hospital located in Clive, Iowa. The lease on this facility, which is triple net and has an initial term of 20 years with five, 10-year renewal options, was executed with Clive Behavioral Health, LLC, a joint venture between Universal Health Services, Inc. (“UHS”) and Catholic Health Initiatives-Iowa, Corp. (d/b/a Mercy One Des Moines Medical Center).

Construction of this hospital, for which we have engaged a wholly-owned subsidiary of UHS to act as project manager, is expected to be completed in late 2020. The hospital lease will commence upon issuance of the certificate of occupancy. The approximate cost of the project is estimated at $37.5 million and the initial annual rent is estimated to be approximately $2.7 million.

Medical Office Building - Denison, Texas

In September, 2019, we entered into an agreement whereby we will own a 95% ownership interest in Grayson Properties II LP, which will develop, construct, own and operate the Texoma Medical Plaza II, a 75,000 rentable square feet medical office building (“MOB”) located in Denison, Texas. This MOB, which is scheduled to be completed in late 2020, will be located on the campus of Texoma Medical Center, a hospital that is owned and operated by a wholly-owned subsidiary of UHS.  A 10-year master flex lease has been executed with the wholly-owned subsidiary of UHS for approximately 50% of the rentable square feet of the MOB. The master flex lease commitment is subject to reduction upon the execution of third-party leases on up to the initial 50% of the rentable square footage of the property. The master flex lease provides for a commencement date effective with the completion of the building and issuance of a certificate of occupancy. We have committed to invest up to $17.9 million in equity or member loans in the development and construction of this MOB, which may be reduced if a third-party construction loan is obtained on the property.

Adoption of ASU 2016-02, “Leases (Topic 842): Amendments to the FASB Accounting Standards Codification”:

Effective January 1, 2019, we adopted ASU 2016-02 which requires lessees to, among other things, recognize right-of-use assets and lease liabilities on the balance sheet. As a result of our adoption of ASU 2016-02, in connection with ground leases where we are the lessee, our consolidated balance sheet as of December 31, 2019 includes $8.9 million of right-of-use land assets and ground lease liabilities. Prior period financial statement amounts were not adjusted for the effects of this new standard.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral health care hospitals, specialty hospitals, medical/office buildings, free-standing emergency departments and childcare centers. We have investments in seventy-one properties located in twenty states, including two that are currently under construction.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A - Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2019), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions and hurricane proceeds in excess of damaged property write-downs.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of gains, such as gains on transactions and hurricane recovery proceeds in excess of damaged property write-downs during the periods presented. We adjusted for hurricane insurance recovery proceeds in excess of damaged property write-downs for the twelve months of 2018 since we believe that this gain is similar in nature and has the same characteristics as an adjustment for gains/losses resulting from the sale of depreciable property, which are required to be excluded from FFO under NAREIT’s definition.  To the extent a REIT recognizes a gain or loss with respect to the sale of incidental assets, such as the sale of land peripheral to operating properties, the REIT has the option to exclude or include such gains and losses in the calculation of FFO.  We have opted to exclude gains and losses from sales of incidental assets in our calculation of FFO.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2019. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2019 and 2018

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Lease revenue - UHS facilities (a.)	$5,830	$5,674	$23,095	$22,661
Lease revenue- Non-related parties	12,556	12,681	52,020	50,466
Other revenue - UHS facilities	215	123	867	338
Other revenue - Non-related parties	258	254	1,181	2,745
	18,859	18,732	77,163	76,210
Expenses:
Depreciation and amortization	6,306	6,346	25,870	24,976
Advisory fees to UHS	1,011	979	3,974	3,806
Other operating expenses	5,463	4,952	21,569	20,723
	12,780	12,277	51,413	49,505
Income before equity in income of unconsolidated limited liability companies ("LLCs"), interest expense, hurricane insurance recovery proceeds and gains on sales	6,079	6,455	25,750	26,705
Equity in income of unconsolidated LLCs	459	566	1,796	1,771
Hurricane insurance recovery proceeds in excess of damaged property write-downs	-	-	-	4,535
Hurricane business interruption insurance recovery proceeds	-	-	-	1,162
Gains on sales of real estate assets	1,701	-	1,951	-
Interest expense, net	(2,401)	(2,608)	(10,533)	(9,977)
Net income	$5,838	$4,413	$18,964	$24,196
Basic earnings per share	$0.43	$0.32	$1.38	$1.76
Diluted earnings per share	$0.42	$0.32	$1.38	$1.76

Weighted average number of shares outstanding - Basic	13,736	13,727	13,732	13,722
Weighted average number of shares outstanding - Diluted	13,757	13,727	13,752	13,722

(a.) Includes bonus rental on UHS hospital facilities of $1,377 and $1,242 for the three-month periods ended December 31, 2019 and 2018, respectively, and $5,551 and $4,988 for the twelve-month periods ended December 31, 2019 and 2018, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended December 31, 2019 and 2018

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	December 31, 2019		December 31, 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,838	$0.42	$4,413	$0.32
Adjustments:
Less: Gain on sale of real estate assets	(1,701)	(0.12)	-	-
Subtotal adjustments to net income	(1,701)	(0.12)	-	-
Adjusted net income	$4,137	$0.30	$4,413	$0.32

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	December 31, 2019		December 31, 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,838	$0.42	$4,413	$0.32
Plus: Depreciation and amortization expense:
Consolidated investments	6,306	0.46	6,162	0.45
Unconsolidated affiliates	287	0.02	257	0.02
Less: Gain on sale of real estate assets	(1,701)	(0.12)	-	-
FFO	$10,730	$0.78	$10,832	$0.79
Dividend paid per share		$0.685		$0.675

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Twelve Months Ended December 31, 2019 and 2018

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Twelve Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$18,964	$1.38	$24,196	$1.76
Adjustments:
Less: Hurricane insurance recovery proceeds in excess of damaged property write-downs	-	-	(4,535)	(0.33)
Less: Gains on sales of real estate assets	(1,951)	(0.14)	-	-
Subtotal adjustments to net income	(1,951)	(0.14)	(4,535)	(0.33)
Adjusted net income	$17,013	$1.24	$19,661	$1.43

Calculation of Funds From Operations (“FFO”)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2019		December 31, 2018
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$18,964	$1.38	$24,196	$1.76
Plus: Depreciation and amortization expense:
Consolidated investments	25,870	1.88	24,337	1.77
Unconsolidated affiliates	1,141	0.08	1,036	0.08
Less: Hurricane insurance recovery proceeds in excess of damaged property write-downs	-	-	(4,535)	(0.33)
Less: Gains on sales of real estate assets	(1,951)	(0.14)	-	-
FFO	$44,024	$3.20	$45,034	$3.28
Dividend paid per share		$2.720		$2.680

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2019	2018
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$572,503	$557,650
Accumulated depreciation	(194,888)	(173,316)
	377,615	384,334
Land	54,892	53,396
Net Real Estate Investments	432,507	437,730
Investments in limited liability companies ("LLCs")	6,918	5,019
Other Assets:
Cash and cash equivalents	6,110	5,036
Lease and other receivables from UHS	2,963	2,739
Lease receivable - other	7,640	7,469
Intangible assets (net of accumulated amortization of $26.5 million and $27.6 million, respectively)	14,553	17,407
Right-of-use land assets, net	8,944	-
Deferred charges and other assets, net	9,154	8,356
Total Assets	$488,789	$483,756
Liabilities:
Line of credit borrowings	$212,950	$196,400
Mortgage notes payable, non-recourse to us, net	60,744	64,881
Accrued interest	374	450
Accrued expenses and other liabilities	12,888	11,765
Ground lease liabilities, net	8,944	-
Tenant reserves, deposits and deferred and prepaid rents	11,155	11,650
Total Liabilities	307,055	285,146
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2019 - 13,757,498; 2018 - 13,746,803	138	137
Capital in excess of par value	266,723	266,031
Cumulative net income	661,280	642,316
Cumulative dividends	(747,417)	(710,006)
Accumulated other comprehensive income	1,010	132
Total Equity	181,734	198,610
Total Liabilities and Equity	$488,789	$483,756